Exhibit 99.1


          PLX Technology, Inc. Announces Appointment of Stephen Loh as
                         Interim Chief Financial Officer


     SUNNYVALE, Calif.--(BUSINESS WIRE)--Aug. 22, 2006--PLX Technology, Inc. (NASDAQ:PLXT) today announced that Stephen Loh, PLX(R) director of finance and corporate controller, has been appointed interim chief financial officer.
     Mr. Loh has served as PLX's director of finance and corporate controller since September 2002. In this role, Mr. Loh has been responsible for all SEC reporting, corporate accounting and budgeting functions. Prior to joining PLX, he served as finance manager at Arraycomm, Inc. and corporate controller at North American Scientific. Prior to those positions, Mr. Loh was employed in auditing positions at PricewaterhouseCoopers and KPMG. Mr. Loh graduated with high honors from the University of California at Santa Barbara in 1993 with a bachelor's degree in Business Economics and has been a Certified Public Accountant since 1995.
     "I have high confidence in Stephen's ability to lead the finance team on an interim basis, as he has strong knowledge of PLX's business, processes, systems, and all aspects of PLX's financial reporting and corporate governance," said Michael Salameh, PLX's chief executive officer.
     Mr. Loh replaces Rafael Torres who, as previously announced, has left PLX to become the chief financial officer of Power Integrations, Inc. Mr. Loh is expected to serve in this interim position while the Company concludes the search for and names a permanent chief financial officer.

     About PLX

     PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is a leading supplier of PCI Express, and other standard I/O interconnect silicon to the communications, server, storage, embedded-control, and consumer industries. The PLX solution provides a competitive edge to our customers through an integrated combination of high-performance silicon, hardware and software design tools, and partnerships. These innovative solutions enable our customers to develop equipment with industry-leading performance, scalability and reliability. Furthermore, the combination of PLX product features and supporting infrastructure allow customers to bring their designs to market faster. PLX PCI, PCI-X, PCI Express, and USB devices are designed into a wide variety of applications across multiple industries. In addition to its headquarters in the United States, PLX has offices in China, Japan, Taiwan, and the United Kingdom, while also supporting customers through distributors, sales representatives and an on-demand customer-relationship-management system.

     PLX Technology and the PLX Technology logo are registered trademarks of PLX Technology, Inc.


     CONTACT: PLX Technology
              Stephen Loh, 408-328-3556
              sloh@plxtech.com
              or
              CommonGround Communications (for PLX)
              Jerry Steach, 415-222-9996
              jsteach@plxtech.com